Exhibit 99.2

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara 206-318-4025	May Kulthol 206-318-7100
Starbucks Announces Additional Stock Repurchase Authorization

SEATTLE; September 22, 2005 — Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has authorized the repurchase of up to 5 million shares of the Company’s common stock. This authorization is in addition to the 7.2 million shares that remain available for repurchase under existing authorizations. Since the Company’s initial share repurchase program was authorized in September of 2001, Starbucks has repurchased a total of 35.7 million shares at a cost of $1.5 billion under authorized programs through Tuesday, September 20, 2005.
“This additional authorization reflects the continued strength of Starbucks balance sheet and our operating cash flow, which allows us to support the growth in the business and repurchase shares,” stated Michael Casey, chief financial officer at Starbucks.
Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. Additionally, the Company’s Board of Directors has authorized that purchases can be made under Rule 10b5-1 of the Securities Exchange Act of 1934. A Rule 10b5-1 plan allows Starbucks to repurchase its shares during periods when the Company would normally not be active in the market due to its own internal trading blackout periods. All such purchases must be made according to a predefined plan that is established when the Starbucks plan administrator is not aware of material non-public information.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 9,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products — innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
© 2005 Starbucks Coffee Company. All rights reserved.
###